Exhibit 99.1

Albany International Reports First-Quarter Results

First-Quarter Highlights

  Net income per share was $0.54, including a reduction for foreign currency revaluation losses of $0.13 and a favorable income tax adjustment of $0.05.
  Net income per share was $0.18 in the first quarter of 2010, including a reduction for restructuring charges of $0.03 and foreign currency revaluation gains of $0.06.
  Net sales were $251.9 million, an increase of 17.8 percent compared to Q1 2010.
  EBITDA was $43.1 million, including foreign currency revaluation losses totaling $5.9 million.
  EBITDA in Q1 2010 was $27.9 million, including restructuring charges of $1.4 million and foreign currency revaluation gains totaling $2.8 million.

ROCHESTER, N.H.--(BUSINESS WIRE)--May 4, 2011--Albany International Corp. (NYSE:AIN) reported first-quarter 2011 net income of $16.7 million ($0.54 per share). Net income was decreased by foreign currency revaluation losses, principally resulting from the stronger euro, totaling $5.9 million ($0.13 per share). Net income was increased by favorable income tax adjustments of $1.4 million ($0.05 per share).

For the first quarter of 2010, net income was $5.6 million ($0.18 per share) and included U.S. GAAP restructuring charges of $1.4 million ($0.03 per share), and foreign currency revaluation gains totaling $2.8 million ($0.06 per share) (see non-GAAP disclosures below for earnings-per-share effects in Tables 5 and 6).

In the first quarter of 2011, the Company adopted a recent accounting pronouncement related to revenue recognition principles for contracts with multiple revenue elements. This change, which affects the Albany Door Systems segment, accelerates revenue recognition associated with contracts that include both the sale of a door and installation services. The change was applied on a prospective basis, resulting in a one-time acceleration of net sales without the offsetting effect of applying the change to previous periods. As a result, the Company recognized in Q1 2011 an additional $2.4 million in net sales and $0.9 million of operating income.

Including the change in revenue recognition, net sales for Q1 2011 were $251.9 million, an increase of 17.8 percent compared to the first quarter of 2010 (as shown below).

Table 1
					Impact of	Percent
	Net Sales				Changes	Change
	Three Months ended				in Currency	excluding
	March 31,			Percent	Translation	Currency
(in thousands)	2011		2010	Change	Rates	Rate Effect
Paper Machine Clothing (PMC)	$167,896		$146,737	14.4%	$1,503	13.4%
Albany Door Systems (ADS)	45,128	*	33,755	33.7	786	31.4
Engineered Fabrics (EF)	20,586		19,112	7.7	188	6.7
Engineered Composites (AEC)	11,472		8,641	32.8	-	32.8
PrimaLoft® Products	6,768		5,628	20.3	(7)	20.4
Total	$251,850	*	$213,873	17.8%	$2,470	16.6%

*Includes $2.4 million resulting from the adoption of accounting change affecting revenue recognition principles.

Gross profit was 41.7 percent of net sales in the first quarter of 2011, compared to 36.1 percent in the same period of 2010. The increase reflects stronger sales and the improved cost structure in each business, as well as the absence of costs associated with restructuring activities ($3.7 million in Q1 2010). Q1 2011 gross profit also benefited from unusually high levels of plant utilization in PMC as it replenished inventories held for customers, as well as a favorable geographic product mix in PMC.

Selling, technical, general, and research (STG&R) expenses were $72.9 million, or 28.9 percent of net sales, in the first quarter of 2011. STG&R expenses included losses of $2.0 million related to the revaluation of non-functional-currency assets and liabilities and a gain on the sale of a building of $0.4 million. Q1 2011 STG&R expenses also included $0.7 million related to the SAP implementation project, which the Company expects to essentially complete in Q2 with the cutover of its Eurasian operations to the new platform. In the first quarter of 2010, STG&R expenses were $66.1 million, or 30.9 percent of net sales, including $1.1 million for SAP implementation.

As shown in Table 2, operating income was $31.9 million in the first quarter of 2011, compared to $9.8 million for the same period of 2010.

Table 2
	Operating Income/(loss)
	Three Months ended
	March 31,
(in thousands)	2011	2010
Paper Machine Clothing	$46,230	$27,661
Albany Door Systems	5,371 *	2,884
Engineered Fabrics	4,041	1,657
Engineered Composites	(1,043)	(2,229)
PrimaLoft® Products	1,911	2,069
Research expenses	(7,165)	(5,811)
Unallocated expenses	(17,438)	(16,470)
Total	$31,907 *	$9,761

*Includes $0.9 million resulting from the adoption of accounting change affecting revenue recognition principles.

Q1 2011 Other income/expense, net, was expense of $4.9 million, including a loss of $3.9 million related to the revaluation of non-functional-currency intercompany balances. Other income/expense, net, in Q1 2010 was income of $2.3 million, including income of $2.8 million related to the revaluation.

Interest expense, net, was $4.8 million in Q1 2011 compared to $3.8 million in Q1 2010. The increase was due to higher interest rates from the bank credit facility agreement entered into in Q3 2010. That increase was partially offset by a lower average debt balance of $83 million in Q1 2011 as compared to Q1 2010.

The Company’s effective income tax rate, exclusive of discrete tax items, was 30.0 percent for the first quarter of 2011. Q1 2011 income tax expense was reduced by favorable discrete tax adjustments of $1.4 million. The effective income tax rate for Q1 2010 was 32.0 percent.

EBITDA in Q1 2011 was $43.1 million, including restructuring charges of $0.2 million, a gain on the sale of a building of $0.4 million, and revaluation losses totaling $5.9 million. EBITDA in Q1 2010 was $27.9 million, including restructuring charges of $1.4 million, and foreign currency revaluation gains totaling $2.8 million (see Table 4).

The following table summarizes currency revaluation effects on certain financial metrics:

Table 3
	Income/(loss) attributable
	to currency revaluation
	Three Months ended
	March 31,
(in thousands)	2011	2010
Operating income	($1,986)	($26)
Other income/expense, net	(3,865)	2,793
EBITDA	($5,851)	$2,767

Net cash provided by operating activities was $21.0 million for the first quarter of 2011, compared to $16.9 million for the same period of 2010. Cash used for incentive compensation and profit sharing in Q1 2011 was $11.3 million, compared to $7.6 million in Q1 2010. The increase was primarily due to the Company’s decision in 2011 to fund profit-sharing payouts ($2.4 million) with cash rather than stock. Cash used for restructuring payments was $1.4 million in Q1 2011 compared to $9.7 million in Q1 2010. Cash flows from accounts receivable and inventories resulted in a use of cash totaling $6.5 million for Q1 2011, compared to an increase in cash flows of $10.7 million for Q1 2010 (see CFO comments below).

Capital spending for equipment and software was $6.0 million for the first quarter of 2011. Depreciation and amortization for the quarter were $14.1 million and $2.2 million, respectively. For 2011, we currently expect approximately $40 million of capital spending and $65 million of depreciation and amortization.

CEO Comments

President and CEO Joe Morone said, “Q1 2011 was an exceptional quarter for Albany International. Sales grew by 18 percent and operating income tripled compared to Q1 2010. EBITDA rose to $43 million.

“The strong performance in Q1 came despite nearly $6 million in losses from currency revaluation. On the other hand, these currency-related losses were offset by several unusual items: the change in revenue recognition in Albany Door Systems; unusually high plant utilization rates in PMC, as we worked to replenish inventory we are required to hold for our customers; and a favorable geographic sales mix in PMC. In addition, PMC experienced especially strong sales at the end of the quarter, which appears to have pulled some early Q2 revenue and income into Q1.

“All of our businesses performed well in Q1. The quarter was led once again by PMC, with sales 14 percent ahead of the comparable period in 2010, and operating income over 50 percent higher. The seasonal effect that ordinarily dampens January sales in PMC – a slowdown in paper production at the end of December – did not materialize this quarter. PMC demonstrated competitive strength in every major market segment and region. This continued outstanding performance is being driven by the broadest and deepest product portfolio in the industry; a wave of new products up and down the paper machine backed by a full R&D pipeline; outstanding field and technical service; strategic partnerships with key customers in each region of the world; a significant capacity advantage in the fastest growing regions; and continuing efforts to offset growing inflationary pressures.

“PMC orders in Q1 kept pace with sales, and the order backlog remained stable. Nevertheless, because of the absence of the normal January seasonal weakness, and the surge in sales at the end of the quarter that appears to have pulled forward sales from April, Q1 for PMC could well be a stronger quarter than Q2.

“Albany Door Systems also had an outstanding Q1. Sales were 34 percent ahead of Q1 2010, backlog remained strong, and operating income was 86 percent ahead of the comparable period in 2010. The change in revenue recognition accounted for some of this improvement, but the bulk of this strong performance can be attributed to two factors: the impact on this business of a positive economic cycle, which we have often discussed, and increased revenue from a wave of new products, some the result of internal development, others from acquisitions during 2009 and 2010. These factors should continue to drive improved year-over-year quarterly results for the rest of 2011.

“The strong performance for Engineered Fabrics and PrimaLoft® Products can be attributed to the combined effects of economic recovery, strength in new product introductions, and, for Engineered Fabrics, improving profitability. As a result of these effects, these segments should also enjoy improved year-over-year quarterly performance during the remainder of 2011.

“As for AEC, we are greatly encouraged by both its performance and outlook. Sales were 33 percent ahead of the comparable period in 2010, and EBITDA was positive. Despite an expected sharp slowdown in production of landing gear braces for the Boeing 787 for the balance of 2011, AEC should continue to see improvement in year-over-year sales and EBITDA. And assuming the landing gear brace program ramps back up in 2012, AEC should hit its short-term target of a $60 million annual sales run rate with steadily improving profitability by the middle of 2012. And it is working intensely with SNECMA on the LEAP-X engine, producing test parts while advancing steadily toward manufacturing readiness, and is on track for a mid-decade inflection point in revenues and income as the LEAP-X engine enters production. How steep the resulting growth rate will be continues to depend primarily on whether Boeing will re-engine the 737 in mid-decade or introduce a replacement aircraft at the end of the decade.

“In sum, Q1 2011 was an outstanding quarter, which was driven mostly by strong, across-the-board performance. The outlook in the short term, excluding currency effects and assuming continued success in offsetting inflation, is for year-over-year improvement, fueled by stable performance in PMC and growth in Doors, EF, PrimaLoft, and AEC.”

CFO Comments

CFO John Cozzolino commented, “Net debt (total debt less cash) declined from $303 million at the end of 2010 to $282 million at the end of Q1. The improvement in net debt was primarily due to the effect of strong operating results. The Company’s leverage ratio, as defined in our primary debt agreements, decreased from 2.21 at the end of 2010 to 2.04 at the end of Q1, while approximately $283 million of borrowings and letters of credit were outstanding under our $390 million bank credit agreement at the end of Q1. Cash balances, mostly outside of the U.S., increased to about $138 million at the end of the quarter.

“Accounts receivable, excluding currency effects, declined almost $2 million during the quarter and days sales outstanding decreased from 60 days at the end of 2010 to 59 days at the end of Q1. Inventory, excluding currency effects, increased about $8 million during the quarter and as a percent of sales increased from 17.1 percent at the end of 2010 to 17.5 percent at the end of Q1. The increase in inventory was mostly in PMC as high production levels during the quarter replenished inventory we are required to hold for customers. PMC inventory as a percent of sales is expected to decline in the second half of the year as we continue our focus on generating cash flow from improvements in working capital.

“Currency effects had a negative impact on income before taxes during Q1. Losses from the revaluation of non-functional-currency assets and liabilities, as described above, had little effect on cash flow and were principally due to the revaluation of intercompany loans and trade receivables to the stronger euro. The other currency effect, the translation of our income and expenses from non-U.S. entities, also had a negative impact during the quarter. Income was about $1.3 million lower than it would have been if rates had stayed constant with Q1 2010, mostly due to the effect of a stronger Swedish krona on our net expense position in that currency. During Q1 2011, $0.2 million of income was recognized for foreign currency derivative instruments designed to mitigate the potential negative cash flow impact from the translation of income and expenses during periods of significant exchange rate volatility.

“The Company’s Q1 effective income tax rate, exclusive of discrete tax items, was 30.0 percent, which is based on our current estimate of the tax rate for the full year. Including the utilization of net operating loss carry-forwards and other deferred tax assets, cash paid for income taxes during Q1 was about $3 million and is expected to total $10-15 million for the full year.”

The Company plans a webcast to discuss first-quarter 2011 financial results on Thursday, May 5, 2011, at 9:00 a.m. Eastern Time. For access, go to www.albint.com.

Albany International is a global advanced textiles and materials processing company. Its core business is the world’s leading producer of custom-designed fabrics and belts essential to the production of paper and paperboard. Albany’s family of growth businesses extends its advanced textiles and materials capabilities into a variety of other industries, most notably aerospace composites, nonwovens, building products, high-performance industrial doors, and high-performance insulation. Additional information about the Company and its businesses and products is available at www.albint.com.

This release contains certain items, such as earnings before interest, taxes, depreciation and amortization (EBITDA), EBITDA excluding restructuring charges, sales excluding currency effects, effective income tax rate excluding discrete tax items, and certain income and expense items on a per share basis, that could be considered non-GAAP financial measures. Such items are provided because management believes that, when presented together with the GAAP items to which they relate, they provide additional useful information to investors regarding the Company’s operational performance. Presenting increases or decreases in sales, after currency effects are excluded, can give management and investors insight into underlying sales trends. An understanding of the impact in a particular quarter of specific restructuring costs, or gains and losses such as the gain in Q1 2011 from the sale of a building, on operating income or EBITDA can give management and investors additional insight into quarterly performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect.

The effect of changes in currency translation rates is calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period. That amount is then compared to the U.S. dollar amount reported in the current period. The Company calculates its effective tax excluding discrete tax items by removing discrete tax items from total Income tax expense, then dividing that result by Income before tax. The Company calculates EBITDA by adding Interest expense net, Income taxes, Depreciation, and Amortization to Net income. The Company believes that EBITDA provides useful information to investors because it provides an indication of the strength and performance of the Company’s ongoing business operations. While depreciation and amortization are operating costs under GAAP, they are non-cash expenses equal to current period allocation of costs associated with capital and other long-lived investments made in prior periods. While the Company will continue to make capital and other investments in the future, it is currently in the process of concluding a period of significant investment in plant, equipment, and software. Depreciation and amortization associated with these investments have a significant impact on the Company’s net income. EBITDA is also a calculation commonly used by investors and analysts to evaluate and compare the periodic and future operating performance and value of companies. EBITDA, as defined by the Company, may not be similar to EBITDA measures of other companies. EBITDA may not be considered a measurement under GAAP, and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statements of operations.

The following table contains the calculation of EBITDA and EBITDA excluding restructuring charges:

Table 4

	Three Months ended
	March 31,
(in thousands)	2011	2010
Net income	$16,733	$5,598
Interest expense, net	4,776	3,825
Income tax expense	5,309	2,627
Depreciation	14,133	13,941
Amortization	2,177	1,954
EBITDA	43,128	27,945
Restructuring and other, net	186	1,392
EBITDA excluding restructuring charges	$43,314	$29,337

The Company discloses certain income and expense items on a per share basis. The Company believes that such disclosures provide important insight of the underlying quarterly earnings and are financial performance metrics commonly used by investors. The Company calculates the per share amount for items included in continuing operations by using the effective tax rate utilized during the applicable reporting period and the weighted average number of shares outstanding for the period.

Table 5
Quarter ended March 31, 2011
	Pre-tax		After-tax	Shares	Per Share
(in thousands, except per share amounts)	amounts	Tax Effect	Effect	Outstanding	Effect
Foreign currency revaluation losses	5,851	1,755	4,096	31,223	0.13
Income tax adjustments	-	1,413	1,413	31,223	0.05

Table 6
Quarter ended March 31, 2010
	Pre-tax		After-tax	Shares	Per Share
(in thousands, except per share amounts)	amounts	Tax Effect	Effect	Outstanding	Effect
Restructuring and other, net	$1,392	$445	$947	30,943	$0.03
Foreign currency revaluation gains	2,767	885	1,882	30,943	0.06

This press release may contain statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties (including, without limitation, those set forth in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q) that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections.

Forward-looking statements in this release or in the webcast include, without limitation, statements about future economic and paper industry conditions, sales and operating income expectations during the next several quarters in each of the Company’s businesses, anticipated improvements in cash generation, revenue growth and income expectations for the Company’s non-PMC businesses, the timing and impact of certain production and development programs in the Company’s AEC business segment, the amount and timing of anticipated costs and savings associated with cost-reduction and performance-improvement initiatives, pricing conditions in the PMC industry, the amount and timing of capital expenditures, future tax rates and cash paid for taxes, depreciation and amortization, future debt levels and debt covenant ratios, future contributions to the Company’s pension plans, future revaluation gains and losses, and future levels of EBITDA. Furthermore, a change in any one or more of the foregoing factors could have a material effect on the Company’s financial results in any period. Such statements are based on current expectations, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

Statements expressing management’s assessments of the growth potential of various businesses, or referring to earlier assessments of such potential, are not intended as forecasts of actual future growth, and should not be relied on as such. While management believes such assessments to have a reasonable basis, such assessments are, by their nature, inherently uncertain. This release and earlier releases set forth a number of assumptions regarding these assessments, including historical results and independent forecasts regarding the markets in which these businesses operate. Historical growth rates are no guarantee of future growth, and such independent forecasts could prove incorrect.

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,
	2011	2010

Net sales	$251,850	$213,873
Cost of goods sold	146,857	136,644

Gross profit	104,993	77,229
Selling, general, and administrative expenses	57,765	52,910
Technical, product engineering, and research expenses	15,135	13,166
Restructuring and other, net	186	1,392

Operating income	31,907	9,761
Interest expense, net	4,776	3,825
Other expense/(income), net	4,869	(2,281)

Income before income taxes	22,262	8,217
Income tax expense	5,309	2,627

Income before equity in earnings of associated companies	16,953	5,590
Equity in (losses)/earnings of associated companies	(220)	8
Net income	$16,733	$5,598

Net income per share:
Basic	$0.54	$0.18
Diluted	$0.53	$0.18

Shares used in computing earnings per share:
Basic	31,223	30,943
Diluted	31,384	31,033

Dividends per share	$0.12	$0.12

ALBANY INTERNATIONAL CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
(unaudited)

	March 31,	December 31,
	2011	2010
ASSETS
Cash and cash equivalents	$137,518	$122,301
Accounts receivable, net	180,478	176,716
Inventories	168,098	156,171
Income taxes receivable and deferred	41,894	39,721
Prepaid expenses and other current assets	15,335	11,883
Total current assets	543,323	506,792

Property, plant and equipment, at cost, net	485,301	488,121
Investments in associated companies	3,092	2,926
Intangibles	3,772	4,182
Goodwill	120,481	115,616
Deferred taxes	141,141	141,701
Other assets	20,129	18,955
Total assets	$1,317,239	$1,278,293

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes and loans payable	$2,227	$1,587
Accounts payable	47,972	44,294
Accrued liabilities	107,750	110,292
Current maturities of long-term debt	12	12
Income taxes payable and deferred	13,542	9,670
Total current liabilities	171,503	165,855

Long-term debt	416,827	423,647
Other noncurrent liabilities	191,027	190,493
Deferred taxes and other credits	71,067	72,038
Total liabilities	850,424	852,033

Commitments and Contingencies	-	-

SHAREHOLDERS' EQUITY
Preferred stock, par value $5.00 per share; authorized 2,000,000 shares; none issued	-	-
Class A Common Stock, par value $.001 per share; authorized 100,000,000 shares; issued 36,505,292 in 2011 and 36,442,209 in 2010	37	36
Class B Common Stock, par value $.001 per share; authorized 25,000,000 shares; issued and outstanding 3,236,098 in 2011 and 2010	3	3
Additional paid in capital	388,340	387,876
Retained earnings	416,032	403,048
Accumulated items of other comprehensive income:
Translation adjustments	20,467	(6,041)
Pension and post retirement liability adjustments	(100,160)	(100,355)
Derivative valuation adjustment	127	(276)
Treasury stock (Class A), at cost 8,484,528 shares in 2011 and 2010	(258,031)	(258,031)
Total shareholders' equity	466,815	426,260
Total liabilities and shareholders' equity	$1,317,239	$1,278,293

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended
	March 31,
	2011	2010
OPERATING ACTIVITIES
Net income	$16,733	$5,598
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in losses/(earnings) of associated companies	220	(8)
Depreciation	14,133	13,941
Amortization	2,177	1,954
Noncash interest expense	196	188
Provision for deferred income taxes, other credits and long-term liabilities	(2,213)	1,118
Provision for write-off of property, plant and equipment	41	1,467
Gain on disposition of assets	(428)	-
Increase in cash surrender value of life insurance	-	(847)
Excess tax benefit of options exercised	(14)	-
Compensation and benefits paid or payable in Class A Common Stock	340	955

Changes in operating assets and liabilities, net of business acquisitions and divestitures:
Accounts receivable	1,856	8,396
Inventories	(8,372)	2,270
Prepaid expenses and other current assets	(3,270)	(2,769)
Accounts payable	2,248	(2,075)
Accrued liabilities	(5,433)	(11,734)
Income taxes payable	3,698	(1,437)
Other, net	(864)	(117)
Net cash provided by operating activities	21,048	16,900

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(4,919)	(6,821)
Purchased software	(1,047)	(1,073)
Proceeds from sale of assets	1,701	-
Acquisitions, net of cash acquired	-	(1,902)
Net cash used in investing activities	(4,265)	(9,796)

FINANCING ACTIVITIES
Proceeds from borrowings	640	6,152
Principal payments on debt	(7,017)	(17)
Proceeds from options exercised	109	87
Excess tax benefit of options exercised	14	-
Dividends paid	(3,744)	(3,705)
Net cash (used in)/provided by financing activities	(9,998)	2,517

Effect of exchange rate changes on cash and cash equivalents	8,432	(5,329)

Increase in cash and cash equivalents	15,217	4,292
Cash and cash equivalents at beginning of period	122,301	97,466
Cash and cash equivalents at end of period	$137,518	$101,758

CONTACT:
Albany International Corp.
Investors:
John Cozzolino, 518-445-2281
john.cozzolino@albint.com
or
Media:
Susan Siegel, 518-445-2284
susan.siegel@albint.com